Exhibit 10.2

PROFESSIONAL SERVICES AGREEMENT

This PROFESSIONAL SERVICES AGREEMENT (the “Agreement”) made as of the 25th day of February, 2013, is between American Locker Group Incorporated (“Company”), a Delaware Corporation with offices at 2701 Regent Blvd., Suite 200, DFW Airport, TX 75261, and Stephen P. Slay (“Consultant”), with his principal place of business in Plano, Texas.

WHEREAS, Company desires to engage Consultant to perform certain consulting services for Company, and

WHEREAS, Consultant is qualified and desires to perform certain consulting services in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, the parties mutually agree as follows:

1. The Company hereby engages Consultant to perform such consulting services for the Company as are mutually agreed upon by Consultant and Company at mutually convenient times.

2. Consultant will be paid at the rate of $100 per hour, plus expenses, for work performed under this Agreement during the Initial Term (as defined in section 7 hereof) of this Agreement. Following expiration of the Initial Term, the rate shall be renegotiated based upon expectations as to the remaining duration and scope of the engagement. Consultant will submit an itemized statement of fees and expenses on a weekly basis. All invoices are due within five (5) days of presentation.

Company agrees to reimburse Consultant for all out-of-pocket expenses incurred while performing this engagement including, but not limited to, travel, lodging, meals, equipment rental, vehicle rental, supplies, telephone, fax and photocopying, all of which expenses shall be incurred in compliance with the Company’s travel and entertainment policy in effect from time to time and be subject to approval by the undersigned company representative or as otherwise designated.

3. Prior to commencement of work hereunder, Company shall provide a retainer against all amounts due Consultant in an amount of two (2) weeks estimated fees and expenses. The provision for a retainer may be waived by Consultant at the initiation of work hereunder, but may be reinstated at any point thereafter if the Consultant determines, in his sole discretion, that payment for all amounts due hereunder is not certain.

4. Consultant agrees to perform the services under this Agreement to the general satisfaction of the Company.

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5. Consultant shall at all times remain an independent contractor, and not an employee, and, except as contemplated in paragraph 1, will not have any authority to bind or act on behalf of the Company. Consultant shall be responsible for the payment of all federal, state and local taxes and any other taxes or business license fees that may be required or incurred by Consultant hereunder.

6. Consultant will perform the services in accordance with this Agreement at a location of Consultant’s discretion or as mutually agreed by the parties.

7. This Agreement shall be effective for a period of three (3) months (“Initial Term”) from the date services commence and Consultant will devote such time per week so as to satisfactorily perform the services in accordance with the terms of this Agreement.

8. Consultant agrees, in the performance of the services under this Agreement, to comply with all laws, regulations and other legal or administrative obligations required by applicable authorities.

9. This Agreement may be terminated by either party following the expiration of the Initial Term upon thirty (30) days written notice to the other party or immediately by the Company upon written notice to Consultant evidencing default of his obligations hereunder.

10. Consultant has agreed to execute and make a part hereof the Confidentiality Agreement attached hereto as Exhibit A.

11. Consultant assumes no responsibility or liability under this Agreement other than to render the consulting services called for hereunder in good faith, and shall not be responsible for any action taken by the Company in following or declining to follow any advise or recommendation of Consultant. Consultant shall be liable to Company only for acts of gross negligence or willful or wanton misconduct. Consultant makes no warranties, including warranty of merchantability or fitness, either expressed or implied with respect to any work product. Consultant shall not be liable for any loss or damages resulting from Consultant’s performance or failure to perform or resulting from Company’s reliance on advice given by Consultant. Consultant shall not be liable for any consequential or special damages arising out of the performance of work or failure to perform work or services or for advice given.

IN NO EVENT SHALL THE CONSULTANT BE LIABLE (IN CONTRACT OR TORT, INCLUDING NEGLIGENCE, WHETHER SUCH NEGLIGENCE IS GROSS, SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE, OR BASED ON STRICT LIABILITY) TO THE COMPANY FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, RESULTING FROM CONSULTANT’S PERFORMANCE, NONPERFORMANCE OR DELAY IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

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12. Consultant shall neither exercise authority or control over nor participate in arranging for the disposal of hazardous wastes and shall not have the ability or power to direct corporate activities of the Company regarding hazardous waste transportation, storage or disposal or other practices relating in any way to the Company’s environmental matters. Furthermore, Consultant shall not control or have authority over the activities of a facility from which hazardous substances are released and Consultant shall not participate in the management of such a facility. Consultant shall not be liable for any environmental response costs incurred by the Company or others under any applicable state or federal environmental laws, and Company shall indemnify and hold harmless Consultant for any such costs incurred.

13. To the extent Consultant acts in the capacity of an officer, director or similarly situated authority, whether in name or in fact, the Company shall indemnify Consultant for acts and omissions as though Consultant formally held such officer, director or similar status to the fullest extent authorized by the relevant corporate laws and the Company’s by-laws.

14. In case any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

15. Neither party shall be responsible for delays or failures in performance resulting from, but not limited to, acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication or power failures, earthquakes or other disasters.

16. The undersigned warrants and represents this Agreement has been duly authorized by the Company.

17. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

American Locker Group Incorporated

/s/ Stephen P. Slay	By:

Stephen P. Slay, Consultant
	Title:	President & CEO

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Exhibit A

CONFIDENTIALITY AGREEMENT

This Agreement is entered into this 25th day of February, 2013 between Stephen P. Slay (“Consultant”) and American Locker Group Incorporated (the “Company”).

Consultant, as an independent contractor of the Company, will have access to business and technical information that the Company considers confidential, proprietary, and valuable. As consideration for access to such information, Consultant hereby agrees as follows:

1. The term “Confidential Information” includes all information furnished to Consultant by the Company or its Representatives, regarding the business, and any terms, conditions or other facts with respect to the business (whether written or oral) and all information, analyses, summaries and other work product derived by Consultant from such information, but does not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by Consultant, or (ii) was or becomes available to Consultant on a non-confidential basis from a source other than the Company or its Representatives (provided that such source is not bound by a confidentiality obligation to the Company). The term “Representatives” means the Company’s affiliates and such party’s and its affiliates’ directors, officers, partners, employees, agents (including suppliers, manufacturers and customers) and advisors (including, without limitation, financial advisors, legal counsel and accountants), and the term “person” shall include any corporation, company, partnership, limited liability company, trust, governmental entity or individual.

2. Consultant recognizes and acknowledges the competitive value and proprietary and confidential nature of the Confidential Information and each party agrees that the Confidential Information shall be used by Consultant solely for the purpose of performing his duties pursuant to a Professional Services Agreement of even date herewith. The Confidential Information shall not be used by Consultant in any way detrimental to the Company (including, without limitation, in competition with the Company). Each party also agrees that Consultant shall keep the Confidential Information confidential and shall not disclose to any third party any of the Confidential Information now or hereafter received or obtained from the Company or any of its Representatives, without the prior written consent of the Company; provided that any Confidential Information may be disclosed to the extent required by applicable law or legal process in compliance with paragraph (4) hereof.

3. At the end of the engagement or upon the Company’s request, all Confidential Information supplied by the Company or its Representatives (and all copies, extracts or other reproductions in whole or in part thereof) shall be returned to the Company or, with the Company’s written permission, destroyed and not retained by Consultant in any form or for any reason. This provision applies to all documents, memoranda, notes, computer programs and databases and other writings whatsoever prepared by Consultant based on the Confidential Information.

4. Notwithstanding anything to the contrary set forth herein, in the event that Consultant is requested or becomes legally compelled (by oral questions, interrogatories,

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requests for information or documents, subpoena, civil investigative demands or similar process) to disclose any of the Confidential Information or take any other action prohibited by this Agreement, Consultant shall provide the Company with prompt written notice thereof (in reasonable detail) so that the Company may elect to seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with provisions of this Agreement, Consultant shall furnish only that portion of the Confidential Information or take only such action as is required by law or binding order and shall exercise its best efforts to obtain reliable assurance that confidential treatment shall be accorded any Confidential Information so furnished.

5. Consultant hereby acknowledges that he is aware that the United States securities laws prohibit any person who is in the possession of material non-public information about a company from purchasing or selling that company’s securities.

6. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and shall be binding on and inure to the benefit of Consultant and his successors and assigns. Consultant acknowledges that money damages would not be a sufficient remedy for any violation of the terms of this Agreement, that the Company shall accordingly be entitled to specific performance and injunctive relief as remedies for any such violation and that these remedies shall not be deemed to be the exclusive remedies for a violation of the terms of this Agreement, but shall be in addition to all other remedies available to the Company at law or in equity. It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder. Consultant acknowledges and agrees that the Company has an interest in the Confidential Information and shall be entitled to enforce its rights under this Agreement in its own right and name without seeking the consent of Consultant. This Agreement shall be governed and construed in accordance with the laws of the State of Texas without giving effect to the conflicts of law provisions thereof. If any portion of this Agreement shall be declared invalid or unenforceable, the remainder of this Agreement shall be unaffected thereby and shall remain in full force and effect

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

American Locker Group Incorporated

/s/ Stephen P. Slay	By:

Stephen P. Slay, Consultant
	Title:	President & CEO

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